Exhibit 5.2

5、7、8/F, Block B, 309 Hanzhongmen Street, Nanjing, China, 210036

Tel: 86-25-89660900

Fax: 86-25-89660966

September 26, 2025

LEGAL OPINION

To: Northann Corp.

2251 Catawba River Rd

Fort Lawn, SC 29714

Re: PRC Legal opinion on Certain PRC Legal Matters

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan for purpose of this opinion), and as such are qualified to issue this legal opinion (this “Opinion”) on the PRC laws, regulations or rules effective on the date hereof.

We have acted as the PRC counsel for Northann Corp. (the “Company”), a Nevada corporation incorporated on March 29, 2022, in connection with the registration statement of the Company on Form S-1, including all amendments or supplements thereto (the "Registration Statement"）, filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (the "Offering"）of common stock by the Company. We have been requested to provide to you our opinion on certain matters relating to the current status of the Company’s subsidiaries in China (the “PRC Companies”), including (i) Northann (Changzhou) Construction Products Co., Ltd. (诺森（常州）建筑产业有限公司), (ii) Crazy (Changzhou) Industry Technology Co., Ltd. (克雷兹（常州）工业技术有限公司), (iii) Changzhou Ringold International Trading Co., Ltd. (常州林戈而德贸易有限公司) and (iv) Changzhou Marco Merit International Trading Co., Ltd. (常州东精悦国际贸易有限公司). The current corporate structure is as follows:

I. Definitions.

As used herein, the following terms are defined as follows:

(a) “PRC Laws” means any and all applicable laws, regulations, rules, orders, decrees, notices, guidelines, and supreme court’s judicial interpretations of the PRC currently in force and available to the public in the PRC on the date of this Opinion;

(b) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, policy, regulatory, or taxing authority or power of similar nature in the PRC;

(c) “Governmental Authorizations” means all approvals, contents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(d) “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

(e) “SAMR” means the State Administration for Market Regulation or its local counterpart in the PRC, which is the successor of the State Administration for Industry and Commerce or its local counterpart in the PRC;

(f) “SAFE” means the State Administration of Foreign Exchange.

II. PRC LAWS

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available in the PRC as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III. ASSUMPTIONS

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, instruments or other documents provided to us by or on behalf of the PRC Companies and such other Governmental Authorizations issued by PRC Authorities or representations made by officials of PRC Authorities in the PRC and officers or representatives of the Company as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In examination of the documents and for the purpose of giving this Opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all Documents submitted to us as originals are authentic and all Documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the Documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof or otherwise being indicated in such Documents; (iv) all the information (including factual statements) provided to us by the PRC Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and nothing has been withheld by PRC Companies that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (v) all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; (vi) all the Documents are legal, valid, binding and enforceable under all such laws as governing or related to them, other than PRC Laws; and (vii) this Opinion is limited to matters of the PRC Laws effective as the date thereof and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction..

IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(a)	Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. Each of the PRC Companies exists with full legal person status and in good standing under the PRC Laws. The current articles of association and the business license of each of the PRC Companies comply with the requirement of the applicable PRC Laws and are in full force and effect. The registered capital of each PRC Companies has been duly paid or subscribed for in accordance with respective articles of association as amended from time to time and the Foreign Investment Law of the People's Republic of China, the Implementation Regulations for the Foreign Investment Law of the People's Republic of China and other relevant PRC Laws. The description of the ownership structure described under the caption “Corporate History and Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects.

(b)	All the equity interests in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent SAMR. To the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. There are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies. All governmental authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Companies have been duly obtained.

(c)	The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC Companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC Companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the currently effective PRC Laws, the CSRC’s approval is not required for the approval of the offering of the Company’s shares, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; and (ii) each of the PRC Companies was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC Companies or individuals as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented in the future and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(d)	To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor has any steps been taken or any legal, governmental or administrative proceedings been commenced or, threatened to commence for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of any of the PRC Companies or its assets, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of any PRC Companies.

(e)	According to the statements made by the PRC Companies and the verifications performed by us, titles to major properties and assets owned by the PRC Companies are definite and clear. However, NCP’s manufacturing facilities located in Changzhou, Jiangsu Province, China is subject to a mortgage and the total mortgage amount is RMB 18,500,000 yuan. Except the above-mentioned mortgage disclosed in the due diligence report, there are no other conditions involving the assets or property of the PRC Companies that are pledged or seized, frozen, detained or auctioned, or are with legal disputes or potential disputes, or other rights that are under restriction. There are no legal obstacles for the PRC Companies to exercise their ownership or right to use.

Crazy Industry，Lingold and Marco legally own the right to use the leased premises by signing a lease contract with the lessor. According to Article 54 of Law of the People’s Republic of China on Administration of Urban Real Estate (2019 Amendment), the lease contract shall be registered and filed with the real estate administration authorities. However, Crazy Industry，Lingold and Marco failed to perform the formalities of registration filing that may be subject to administrative penalties from the real estate authority. This issue will not affect the performance and validity of the lease contract.

(f)	According to the public official records on patent, copyright, or trademark matters of the PRC Companies, they legally own the intellectual property disclosed in the due diligence report and there is no dispute or restriction of rights.

(g)	The statements set forth under the caption “Regulation - People’s Republic of China - Regulations Relating to Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law and regulations, are accurate in all material respects and constitute our opinion.

(h)	According to the representations made by the PRC Companies and the verification conducted by us, none of the PRC Companies have violated any relevant laws or regulations on labor security. Terms and clauses for each material contracts of the PRC Companies are explicit and clear, and the content and form of such contracts are legitimate and in full force and effect. With respect to any of such material contracts, no legal risk involving with failure to establish a contract or avoidance of a contract exists because of any violation of any laws, regulations and other relevant rules.

(i)	During the reporting period, all the environmental matters of the PRC Companies are in compliance with the relevant laws and regulations. NCP and Crazy Industry have received the registration receipts of stationary pollution source discharge pursuant to the List of Classified Management of Pollution Permits for Stationary Pollution Sources (2019 Edition). And none of the product quality standards or the technical standards employed and implemented by the PRC Companies is in violation with any relevant provisions of any laws and regulations. We believe that as of the date of this Opinion, all the necessary certificates, licenses, approvals and government letters noted under this Opinion concerning with the business and operation of such companies have been obtained.

(j)	The PRC Companies have no significant pending or foreseeable major litigation and arbitration cases as of the date of the Opinion. In addition, according to our reasonable inquiry, explanations made by the PRC Companies and the findings discovered by us through the official websites of China Judgments Online (http://www.court. gov.cn/zgcpwsw/) and National Inquiries on Dishonest Persons Subject to Enforcement (http://zxgk.court.gov.cn/), as far as competent Chinese courts or arbitration institutions are concerned, there are no significant lawsuits or arbitration cases that have not yet been concluded or that are foreseeable. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

(k)	According to the business licenses and actual business operations of the Company’s PRC subsidiaries, none of the PRC subsidiaries’business involves the provision of network products and services, or the collection of personal information and other data through the network. Therefore, the Company’s PRC subsidiaries are not "network operators" under Cybersecurity Law. According to Article 7 of Measures for Cybersecurity Review, an online platform operator who have more than one million users' personal information must report to the Cybersecurity Review Office for cybersecurity review when going public abroad. The Company’s PRC subsidiaries are not online platform operators and do not hold personal information of others except for personal information of company employees, so they are not required to report to the Cybersecurity Review Office for cybersecurity review or conduct other network-related reviews and approvals.

According to the provisions of Telecommunication Regulation of the People's Republic of China and Administrative Measures for Internet Information Services, the State establishes a licensing system for profitable Internet information service and a filing system for non-profitable Internet information service. None of the Company’s PRC subsidiaries has applied for any domain names or built websites to disclose relevant companies’information. Therefore, the Company’s PRC subsidiaries are not required to go through the ICP record procedure or obtain the ICP operation certificate with the telecommunications authorities.

In summary, the Company and the Company’s PRC subsidiaries are not required to obtain approval from the Office of Central Cyberspace Affairs Commission and telecommunications authorities to apply for the Company’s proposed offering under the Registration Statement.

(l)	Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. According to the Article 34 of the Trial Measures, domestic enterprises refer to enterprises registered and formed in the territory of the People's Republic of China, including domestic companies limited by shares directly conducting overseas offering and listing and domestic operating entities of entities indirectly conducting overseas offering and listing. Combined with the Article 2 of the Trial Measures, the direct overseas offering and listing of domestic enterprises refers to the overseas offering and listing of companies limited by shares registered and established in China. The indirect overseas offering and listing of domestic enterprises refers to the overseas offering and listing of enterprises whose main business activities are in China, in the name of enterprises registered overseas, which offering and listing are based on the equity, assets, income or other similar rights and interests of the domestic enterprises. The Company, a Nevada corporation, is not a company registered and formed in the territory of China and is not subject to the "direct overseas offering and listing of a domestic enterprise". Based on the statement signed by the Company: (i) The operating income, total profit, total assets or net assets of our subsidiaries that were established in China (the "PRC subsidiaries"） as of and for the year ended December 31, 2024 do not account for more than 50% of the operating income, total profit, total assets or net assets in our audited consolidated financial statements as of and for the same period. (ii) Our main business activities are not conducted within China. (iii) A majority of our senior management personnel are not Chinese citizen and do not reside in China on a regular basis. Based on the above, the Company's main business activity is not in China and the Company is listed on NASDAQ based on the equity, assets, earnings or other similar rights and interests of the foreign company, so it is not applicable to the situation of "indirect overseas offering and listing of a domestic enterprise". In summary, we believe that the Company is not required to fulfill the filing procedure to the China Securities Regulatory Commission for the offering through the Registration Statement.

All statements set forth in the Registration Statement , including the statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Enforceability of Civil Liabilities” and “Legal Matters” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

This Opinion is subject to the following qualifications:

(a)	This Opinion is limited to matters of the PRC Laws in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdictions.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Listing in overseas capital markets or used for any other purpose.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole, and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement. We further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

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Yours faithfully,

/s/ GRANDALL LAW FIRM (NANJING)

GRANDALL LAW FIRM (NANJING)